EXHIBIT 1.1

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                     BALLY TOTAL FITNESS HOLDING CORPORATION

                             a Delaware corporation


                                   $75,000,000

               9-7/8% Series C Senior Subordinated Notes due 2007


                               PURCHASE AGREEMENT

                             Dated December 9, 1998


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                                PURCHASE AGREEMENT



                                                                December 9, 1998



MERRILL LYNCH & CO.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
North Tower World Financial Center
New York, New York  10281-1209

JEFFERIES & COMPANY, INC.
11100 Santa Monica Boulevard
10th Floor
Los Angeles, California  90025

Ladies and Gentlemen:

               Bally Total Fitness Holding Corporation, a Delaware corporation (the "Company"), confirms its agreement with Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and Jefferies & Company, Inc. ("the "Initial Purchasers") with respect to the issue and sale by the Company and the purchase by the Initial Purchasers of $75,000,000 aggregate principal amount of the Company's 9-7/8% Series C Senior Subordinated Notes due 2007 (the "Securities"). The Securities are to be issued pursuant to an Indenture to be dated as of the Closing Time (the "Indenture") between the Company and U.S. Bank Trust National Association, as trustee (the "Trustee"). Securities issued in book-entry form will be issued to Cede & Co. as nominee of The Depository Trust Company ("DTC") pursuant to a letter agreement, to be dated as of the Closing Time (as defined in Section 2(b)) (the "DTC Agreement"), among the Company, the Trustee and DTC.

               The Company understands that the Initial Purchasers propose to make an offering of the Securities on the terms and in the manner set forth herein and agrees that the Initial Purchasers may resell, subject to the conditions set forth herein, all or a portion of the Securities to purchasers ("Subsequent Purchasers") at any time after the date of this Agreement. The Securities are to be offered and sold through the Initial Purchasers without being registered under the United States Securities Act of

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1933, as amended (the "Securities Act"), in reliance upon exemptions therefrom.
Pursuant to the terms of the Securities and the Indenture, investors that acquire Securities may only resell or otherwise transfer such Securities if such Securities are hereafter registered under the Securities Act or if an exemption from the registration requirements of the Securities Act is available (including, without limitation, the exemption afforded by Rule 144A ("Rule 144A") promulgated under the Securities Act by the Securities and Exchange Commission (the "SEC")).

               The holders of the Securities will be entitled to the benefits of a Registration Rights Agreement (the "Registration Rights Agreement"), between the Company and the Initial Purchasers pursuant to which the Company will file a registration statement (the "Registration Statement") with the SEC registering the Securities or the Exchange Securities referred to in the Registration Rights Agreement under the Securities Act.

               The Company is preparing and will deliver to the Initial Purchasers on December 14, 1998 copies of a final offering memorandum dated the date hereof (the "Offering Memorandum"), for use by the Initial Purchasers in connection with their solicitation of purchases of or offering of, the Securities. "Offering Memorandum" means, with respect to any date or time referred to in this Agreement, the Offering Memorandum (or any amendment or supplement to such document), including exhibits thereto and any documents incorporated therein by reference, which has been prepared and delivered by the Company to the Initial Purchasers in connection with their solicitation of purchases of, or offering of, the Securities.

               All references in this Agreement to financial statements and schedules and other information which is "contained," "included" or "stated" in the Offering Memorandum (or other references of like import) shall be deemed to mean and include all such financial statements and other information which are included in the Offering Memorandum.

        SECTION 1.  REPRESENTATIONS AND WARRANTIES.

        (a) Representations and Warranties by the Company. The Company represents and warrants to each Initial Purchaser as of the date hereof, and as of the Closing Time referred to in Section 2(b) hereof, and agrees with each Initial Purchaser as follows:

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               (i)    Similar Offerings. The Company has not, directly or
indirectly, solicited any offer to buy or offered to sell, and will not, directly or indirectly, solicit any offer to buy or offer to sell, in the United States or to any United States citizen or resident, any security which is or would be integrated with the sale of the Securities in a manner that would require the Securities to be registered under the Securities Act.

               (ii) Offering Memorandum. As of the date hereof, the Offering Memorandum does not, and at the Closing Time the Offering Memorandum will not, include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that this representation, warranty and agreement shall not apply to statements in or omissions from the Offering Memorandum made in reliance upon and in conformity with information furnished to the Company in writing by any Initial Purchaser through Merrill Lynch expressly for use in the Offering Memorandum.

               (iii) Independent Accountants. Ernst & Young LLP is an independent certified public accountant with respect to the Company and its subsidiaries (each a "Subsidiary" and, collectively, the "Subsidiaries") within the meaning of Rule 2-01 of Regulation S-X under the Securities Act.

               (iv) Financial Statements. The financial statements, together with the related schedules and notes, included in the Offering Memorandum present fairly the financial position of the Company and its consolidated Subsidiaries at the dates indicated and the statement of operations, stockholders' equity and cash flows of the Company and its consolidated Subsidiaries for the periods specified; said financial statements have been prepared in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as otherwise described in such financial statements). The selected financial data and the summary financial information included in the Offering Memorandum present fairly the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included in the Offering Memorandum.

               (v) No Material Adverse Change in Business. Since the respective dates as of which information is given in the Offering Memorandum, except as otherwise stated therein, (A) there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business

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prospects of the Company and its Subsidiaries considered as one enterprise (a
"Material Adverse Effect"), whether or not arising in the ordinary course of business, (B) there have been no transactions entered into by the Company or any of its Subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company and its Subsidiaries considered as one enterprise, and (C) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

               (vi) Good Standing of the Company. The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware and has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Offering Memorandum and to enter into and perform its obligations under this Agreement. The Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect.

               (vii) Good Standing of Subsidiaries. Each Subsidiary has been duly organized and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation and has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Offering Memorandum. Each Significant Subsidiary (as defined below) is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect. Except as otherwise disclosed in the Offering Memorandum, all of the issued and outstanding capital stock of each Subsidiary has been duly authorized and validly issued, is fully paid and non-assessable and, except as set forth on Schedule B attached hereto, is wholly owned by the Company, directly or through Subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity. None of the outstanding shares of capital stock of the Subsidiaries was issued in violation of any preemptive or other rights of any security holder of such Subsidiary. Attached hereto as Schedule B is a true and complete list of the Subsidiaries of the Company. As used herein, "Significant Subsidiary" means any subsidiary designated by the Company as a Significant Subsidiary in Schedule B attached hereto. The assets of the Significant Subsidiaries (i) constitute at least 95% of the total assets

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of the Company and its Subsidiaries considered as one enterprise and (ii)
produced at least 95% of the operating income of the Company and its Subsidiaries considered as one enterprise in each of the last three fiscal years, in each case determined in accordance with GAAP.

               (viii) Capitalization. The authorized, issued and outstanding capital stock of the Company is as set forth in the Offering Memorandum in the column entitled "Actual" under the caption "Capitalization," except for subsequent issuances pursuant to reservations, agreements, or employee benefits plans of the Company or pursuant to the exercise of outstanding warrants, stock options or convertible securities.

               (ix) Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Company, and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other laws of general applicability relating to or affecting enforcement of creditors' rights generally, or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

               (x) Authorization of Registration Rights Agreement. The Registration Rights Agreement has been duly authorized by the Company, and when executed and delivered by the Company will constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other laws of general applicability relating to or affecting enforcement of creditors' rights generally, or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

               (xi) Authorization of the Indenture and the DTC Agreement. Each of the Indenture and the DTC Agreement has been duly authorized by the Company, and when executed and delivered by the Company will constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other laws of general applicability relating to or

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affecting enforcement of creditors' rights generally, or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

               (xii) Authorization of the Securities. The Securities have been duly authorized for issuance and sale to the Initial Purchasers pursuant to this Agreement and, at the Closing Time, will have been duly executed by the Company and, when authenticated in the manner provided for in the Indenture and delivered against payment of the purchase price therefor as provided in this Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers) reorganization, moratorium or other laws of general applicability relating to or affecting enforcement of creditors' rights generally, or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and will be in the form contemplated by, and entitled to the benefits of, the Indenture.

               (xiii) Description of the Securities and the Indenture. The Securities, the Indenture and the Registration Rights Agreement will conform in all material respects to the respective statements relating thereto contained in the Offering Memorandum and will be in substantially the respective forms previously delivered to the Initial Purchasers.

               (xiv) Absence of Defaults and Conflicts. Neither the Company nor any of its Subsidiaries is in violation of its charter or by-laws or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which it or any of them may be bound, or to which any of the property or assets of the Company or any of its Subsidiaries is subject (collectively, "Agreements and Instruments") except for such defaults that would not result in a Material Adverse Effect. The execution, delivery and performance of this Agreement, the Registration Rights Agreement, the DTC Agreement, the Indenture and the Securities and any other agreement or instrument entered into or issued or to be entered into or issued by the Company in connection with the transactions contemplated hereby or thereby or in the Offering Memorandum, and the consummation of the transactions contemplated herein and in the Offering Memorandum (including the issuance and sale of the Securities and the use of the proceeds from the sale of the Securities as described in the Offering Memorandum under the caption "Use of

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Proceeds") and compliance by the Company with its obligations hereunder and thereunder have been duly authorized by all necessary corporate action and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or a Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its Subsidiaries pursuant to, the Agreements and Instruments (except for such conflicts, breaches or defaults or liens, charges or encumbrances that, singly or in the aggregate, would not result in a Material Adverse Effect), nor will such action result in any violation of (A) the provisions of the charter or by-laws of the Company or any of its Subsidiaries or (B) any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or any of its Subsidiaries or any of their assets or properties, in the case of this clause (B), except for such violation that would not result in a Material Adverse Effect. As used herein, a "Repayment Event" means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder's behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its Subsidiaries.

               (xv) Absence of Default on Senior Indebtedness. No event of default exists under any contract, indenture, mortgage, loan agreement, note, lease or other Agreement or Instrument constituting Senior Indebtedness (as defined in the Indenture).

               (xvi) Absence of Labor Dispute. No labor dispute with the employees of the Company or any of its Subsidiaries exists or, to the knowledge of the Company, has been threatened, and the Company is not aware of any existing or threatened labor disturbance by the employees of any of its, or any Subsidiary's, principal suppliers, manufacturers, customers or contractors, which, in either case, may reasonably be expected to result in a Material Adverse Affect.

               (xvii) Absence of Proceedings. Except as disclosed in the Offer-ing Memorandum, there is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company, threatened, against or affecting the Company or any Subsidiary which might reasonably be expected to result in a Material Adverse Effect, or which might reasonably be expected to materially and adversely affect the properties or assets of the Company or any of its Subsidiaries or

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the consummation of this Agreement or the performance by the Company of its obligations hereunder, thereunder or under the Securities. The aggregate of all pending legal or governmental proceedings to which the Company or any Subsidiary is a party or of which any of their respective property or assets is the subject which are not described in the Offering Memorandum, including ordinary routine litigation incidental to the business, could not reasonably be expected to result in a Material Adverse Effect.

               (xviii) Possession of Intellectual Property. The Company and its Subsidiaries own or possess, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, "Intellectual Property"), necessary to carry on the business now operated by them, and neither the Company nor any of its Subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Company or any of its Subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, singly or in the aggregate, would result in a Material Adverse Effect.

               (xix) Absence of Further Requirements. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency (other than (A) under the Securities Act and the rules and regulations thereunder with respect to the Registration Statement to be filed pursuant to the Registration Rights
Agreement and the transactions contemplated thereunder, and (B) under the securities or "blue sky" laws of the various states) is necessary or required for the performance by the Company of its obligations hereunder, in connection with the offering, issuance or sale of the Securities hereunder or the consummation of the transactions contemplated by this Agreement.

               (xx) Possession of Licenses And Permits. The Company and its Subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, "Governmental Licenses") issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them, except where the failure to possess such Governmental Licenses would not, singly or in the aggregate, have a Material Adverse Effect. The Company

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and its Subsidiaries are in compliance with the terms and conditions of all such
Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate, have a Material Adverse Effect. All of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect.

               (xxi) Title to Property. The Company and its Subsidiaries have good and marketable title to all real property owned by the Company and its Subsidiaries and good title to all other properties owned by them, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except such as (a) are described in the Offering Memorandum, (b) are listed on Schedule C hereto or (c) do not, singly or in the aggregate, materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company or any of its Subsidiaries; and all of the leases and subleases material to the business of the Company and its Subsidiaries, considered as one enterprise, and under which the Company or any of its Subsidiaries holds properties described in the Offering Memorandum, are in full force and effect, and neither the Company nor any of its Subsidiaries has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company or any of its subsidiaries under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company or such Subsidiary to the continued possession of the leased or subleased premises under any such lease or sublease, which in either case, may be expected to result in a Material Adverse Effect.

               (xxii) Environmental Laws. Except as described in the Offering Memorandum and except such matters as would not, singly or in the aggregate, result in a Material Adverse Effect, (A) neither the Company nor any of its Subsidiaries is in violation of any statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife (collectively, "Environmental Laws"), including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants,

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wastes, toxic substances, hazardous substances, petroleum or petroleum products
(collectively, "Hazardous Materials") or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, (B) the Company and its Subsidiaries have all Governmental Authorizations required under any applicable Environmental Laws and are each in compliance with their requirements, (C) there are no pending or threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company or any of its Subsidiaries and (D) there are no events or circumstances that might reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company or any of its Subsidiaries relating to Hazardous Materials or the violation of any Environmental Laws.

               (xxiii) Tax Returns. All United States federal income tax returns of the Company and its consolidated Subsidiaries required by law to be filed have been filed and all taxes shown by such returns or otherwise assessed, which are due and payable, have been paid, except taxes or charges that are being contested in good faith or assessments against which appeals have been or will be promptly taken. All United States federal income tax returns of Bally Entertainment Corporation ("Entertainment") and its consolidated subsidiaries, including the Company, for tax periods prior to January 9, 1996, required by law to be filed have been filed and all taxes shown by the said returns or otherwise assessed which are due and payable have been paid, except assessments against which appeals have been or will be promptly taken. The United States federal income tax returns of Entertainment and its consolidated Subsidiaries, including the Company and its Subsidiaries, through the fiscal year ended 1986 have been settled and no assessment in connection therewith has been made against the Company or Entertainment in connection with the business of the Company. The Company and its Significant Subsidiaries have filed all other tax returns that are required to have been filed by them pursuant to applicable foreign, state, local or other law except insofar as the failure to file such returns would not result in a Material Adverse Effect, and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Company and its Subsidiaries, except for such taxes or charges that are being contested in good faith or assessments against which appeals have been or will promptly be taken and as to which adequate reserves have been provided and other than those the nonpayment of which would not have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company in respect of any income and corporation tax liability for any years not finally determined are adequate to meet any assessments or reassessments for

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additional income tax for any years not finally determined, except to the extent of any inadequacy that would not result in a Material Adverse Effect.

               (xxiv) Internal Controls. The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management's general or specific authorization, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management's general or specific authorization and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

               (xxv) Solvency. The Company is, and immediately after the Closing Time will be, Solvent. As used herein, the term "Solvent" means, with respect to the Company on a particular date, that on such date (A) the fair market value of the assets of the Company is greater than the total amount of liabilities (including contingent liabilities) of the Company, (B) the present fair salable value of the assets of the Company is greater than the amount that will be required to pay the probable liabilities of the Company on its debts as they become absolute and matured, (C) the Company is able to realize upon its assets and pay its debts and other liabilities, including contingent obligations, as they mature, and (D) the Company does not have unreasonably small capital.

               (xxvi) Stabilization. Neither the Company nor any of its officers, directors or controlling persons has taken, directly or indirectly, any action designed to cause or to result in, or that has constituted or which might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

               (xxvii) Investment Company Act. The Company is not, and upon the issuance and sale of the Securities as herein contemplated and the application of the net proceeds therefrom as described in the Offering Memorandum will not be, an "investment company" or an entity "controlled" by an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended (the "1940 Act").

               (xxviii) Rule 144A Eligibility. At the Closing Time, assuming the Initial Purchasers are not Affiliates (as defined herein) of the Company, the Securities

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will be eligible for resale by the Initial Purchasers pursuant to Rule 144A and will not be, at the Closing Time, of the same class as United States Securities listed on a national securities exchange registered under Section 6 of the United States Exchange Act of 1934, as amended (the "Exchange Act"), or quoted in a U.S. automated interdealer quotation system.

               (xxix) No General Solicitation. None of the Company, its affili-ates, as such term is defined in Rule 501(b) under the Securities Act ("Affiliates"), or any person acting on its or any of their behalf (other than the Initial Purchasers, as to whom the Company makes no representation) has engaged or will engage, in connection with the offering of the Securities, in any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act.

               (xxx) No Registration Required. Subject to compliance by the Initial Purchasers with the representations and warranties set forth in Section 2 and the procedures set forth in Section 6 hereof, it is not necessary in connection with the offer, sale and delivery of the Securities to the Initial Purchasers and to each Subsequent Purchaser in the manner contemplated by this Agreement and the Offering Memorandum to register the Securities under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended (the "1939 Act").

               (xxxi) Registration Rights. There are no holders of securities (debt or equity) of the Company, or holders of rights (including, without limitation, preemptive rights), warrants or options to obtain securities of the Company, who in connection with the issuance, sale and delivery of the Securities and the execution, delivery and performance of this Agreement and the Registration Right Agreement, have the right to request the Company to register securities held by them under the Securities Act.

               (xxxii) Compliance With Laws. The Company and its Subsidiaries have conducted and are conducting their business in compliance with all applicable federal, state and local laws, rules, regulations, decisions, directives and orders, except where the failure to do so would not have a Material Adverse Effect.

        (b) Officer's Certificates. Each certificate signed by any officer of the Company delivered to the Initial Purchasers or to counsel for the Initial Purchasers shall be deemed a representation and warranty by the Company to the Initial Purchasers as to the matters covered thereby.

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        SECTION 2.  SALE AND DELIVERY TO INITIAL PURCHASER; CLOSING.

        (a) Securities. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company agrees to sell to each Initial Purchaser, severally and not jointly, and each Initial Purchaser agrees to purchase from the Company the Securities set forth in Schedule A opposite the name of such Initial Purchaser, plus any additional principal amount of Securities which such Initial Purchaser may become obligated to purchase pursuant to the provisions of Section 11 hereof. The purchase price to be paid by the Initial Purchasers for the Securities shall be 96.001% of the principal amount thereof, plus accrued interest from October 15, 1998.

        (b) Payment. Payment of the purchase price for, and delivery of certifi-cates for, the Initial Securities shall be made at the office of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York 10022-3897 or at such other place as shall be agreed upon by Merrill Lynch and the Company, at 10:00 a.m. (Eastern time) on the fifth business day after the date hereof (unless postponed in accordance with the provisions of Section 11) or such other time not later than ten business days after such date as shall be agreed upon by Merrill Lynch and the Company (such time and date of payment and delivery being herein called the "Closing Time"). Payment shall be made to the Company by wire transfer of immediately available funds to a bank account designated by the Company, against delivery to Merrill Lynch for the respective accounts of the Initial Purchasers of certificates for the Securities to be purchased by them. The certificates representing the Securities shall be registered in the name of Cede & Co. pursuant to the DTC Agreement and shall be made available for examination and packaging by the Initial Purchasers in The City of New York not later than 10:00 a.m. (Eastern Time) on the last business day prior to the Closing Time.

        (c) Qualified Institutional Buyer. The Initial Purchasers represent and warrants to, and agrees with, the Company that it is a "qualified institutional buyer" within the meaning of Rule 144A (a "Qualified Institutional Buyer").

        (d) Denominations; Registration. Except for certificates for any securities to be issued to an Initial Purchaser, certificates for the Securities shall be in such denominations (minimum denominations of $100,000 and integral multiples of $1,000, except in the case of Securities issued to an Initial Purchaser at the Closing

Time) and registered in such names as the Initial Purchasers may request in writing at least one full business day before the Closing Time.

        SECTION 3. COVENANTS OF THE COMPANY. The Company covenants with each Initial Purchaser as follows:

        (a) Delivery of Offering Memorandum. The Company, as promptly as possible, will furnish to each Initial Purchaser, without charge, such number of copies of the Offering Memorandum and any amendments and supplements as each Initial Purchaser may reasonably request.

        (b) Notice and Effect of Material Events. The Company will immediately notify each Initial Purchaser, and confirm such notice in writing, of (x) any filing made by the Company of information relating to the offering of the Securities with any Securities exchange or any other regulatory body in the United States or any other jurisdiction, and (y) prior to the completion of the placement of the Securities by the Initial Purchasers as evidenced by a notice in writing from Merrill Lynch to the Company, any material changes in or affecting the earnings, business affairs or business prospects of the Company and its Subsidiaries which (i) make any statement in the Offering Memorandum false or misleading or (ii) are not disclosed in the Offering Memorandum. In such event or if during such time any event shall occur as a result of which it is necessary, in the reasonable opinion of the Company, its counsel, Merrill Lynch or counsel for the Initial Purchasers, to amend or supplement the Offering Memorandum in order that the Offering Memorandum not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances then existing, the Company will forthwith amend or supplement the Offering Memorandum by preparing and furnishing to each Initial Purchaser an amendment or amendments of, or a supplement or supplements to, the Offering Memorandum
(in form and substance satisfactory to counsel for the Initial Purchasers) so that, as so amended or supplemented, the Offering Memorandum will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at the time it is delivered to a Subsequent Purchaser, not misleading.

        (c) Amendment to Offering Memorandum and Supplements. The Company will advise each Initial Purchaser promptly of any proposal to amend or supplement the Offering Memorandum and will not effect such amendment or supplement without the consent of Merrill Lynch, provided that Merrill Lynch shall object to the Company within three business days after receipt of a copy of any such proposed amendment or supplement. Neither the consent of Merrill Lynch, nor the Initial Purchasers' delivery of any such amendment or supplement, shall constitute a waiver of any of the conditions set forth in Section 5 hereof.

        (d) Blue Sky Qualification of Securities for Offer and Sale. The Com-pany, in cooperation with the Initial Purchasers, will endeavor to qualify the Securities for offering and sale under the applicable securities laws of such jurisdictions as Merrill Lynch may designate and will maintain such qualifications in effect as long as required for the sale of the Securities; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject. In each jurisdiction in which the Securities have been so qualified, the Company will file such statements and reports as may be required by the laws of such jurisdiction to continue such qualification in effect for so long as may be required to complete the distribution of the Securities contemplated by this Agreement.

        (e) Rating of Securities. The Company shall take all reasonable action necessary to enable Standard & Poor's Ratings Group ("S&P"), a division of McGraw Hill, Inc., Moody's Investors Service, Inc. ("Moody's"), and Duff & Phelps to provide their respective credit ratings of the Securities.

        (f) DTC and PORTAL. The Company will cooperate with the Initial Purchasers and use its best efforts to (i) permit the Securities to be eligible for clearance and settlement through the facilities of DTC and (ii) include quotation of the Securities on the Private Offerings, Resales and Trading through Automatic Linkages (PORTAL) System of The National Association of Securities Dealers, Inc.
(the "NASD").

        (g) Use of Proceeds. The Company will use the net proceeds received by it from the sale of the Securities in the manner specified in the Offering Memorandum under "Use of Proceeds."

        (h) Restriction of Sale of Securities. During a period of 120 days from the date of the Offering Memorandum, the Company will not, without the prior written consent of Merrill Lynch, directly or indirectly, issue, sell, offer or agree to sell, grant any option for the sale of, or otherwise dispose of, (i) any other debt securities of the

Company, except for the modification or replacement of the Senior Indebtedness (as defined in the Offering Memorandum) currently outstanding or the issuance of debt securities (other than debt securities issued under an indenture) in connection with the acquisition of fitness centers or fitness center operators in an aggregate principal amount not to exceed $50 million, which debt securities may not be offered or resold during such 120 day period, or (ii) securities of the Company that are convertible into, or exchangeable for, the Securities or such other debt securities, other than the Exchange Securities referred to in the Registration Rights Agreement.

        SECTION 4.  PAYMENT OF EXPENSES.

        (a) Expenses. The Company will pay all expenses incident to the perfor-mance of its obligations under this Agreement, including (i) the preparation, printing, delivery to the Initial Purchasers and any filing of the Offering Memorandum (including financial statements and exhibits) and of each amendment or supplement thereto, (ii) the preparation, printing and delivery to the Initial Purchasers of this Agreement, the Registration Rights Agreement, the Indenture and such other documents as may be required in connection with the offering, purchase, sale and delivery of the Securities, (iii) the preparation, issuance and delivery of the certificates for the Securities to the Initial Purchasers, including any charges of DTC in connection therewith, (iv) the fees and disbursements of the Company's counsel, accountants and other advisors, (v) the qualification of the Securities under securities laws in accordance with the provisions of Section 3(d) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Initial Purchasers in connection therewith and in connection with the preparation of the blue sky survey and any supplement thereto and delivery to the Initial Purchasers of copies thereof,
(vi) the reasonable fees and expenses of the Trustee, including the reasonable fees and disbursements of counsel for the Trustee in connection with the Indenture and the Securities, (vii) any fees payable in connection with the rating of the Securities, and (viii) any fees payable to the NASD in connection with the initial and continued designation of the Securities as PORTAL Securities under the PORTAL Market Rules pursuant to NASD Rule 5322.

        (b) Termination of Agreement. If this Agreement is terminated by Merrill Lynch in accordance with the provisions of Section 5(j) or Section 10(a)(i) hereof, the Company shall reimburse the Initial Purchasers for all of their out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Initial Purchasers.

        SECTION 5.  CONDITIONS OF INITIAL PURCHASERS' OBLIGATIONS.
The obligations of the several Initial Purchasers hereunder are subject to the accuracy of the representations and warranties of the Company contained in
Section 1 hereof or in certificates of any officer of the Company delivered pursuant to the provisions hereof, to the performance by the Company of its covenants and other obligations hereunder, and to the following further conditions:

        (a) Opinion of Counsel for Company. At the Closing Time, the Initial Purchasers shall have received the favorable opinion, dated as of the Closing Time, of Benesch, Friedlander, Coplan & Aronoff LLP, counsel for the Company, in form and substance satisfactory to Skadden, Arps, Slate, Meagher & Flom LLP, to the effect set forth in Exhibit A hereto and to such further effect as Skadden, Arps, Slate, Meagher & Flom LLP may reasonably request. It is understood that the opinions set forth in paragraphs (i) (as to due incorporation), (iii), (v),
(xiv) and (xvii) of Exhibit A may be delivered by Cary A. Gaan, Esq., on behalf of the Company, rather than by Benesch, Friedlander, Coplan & Aronoff LLP.

        (b) Opinion of Counsel for Initial Purchasers. At the Closing Time, the Initial Purchasers shall have received the favorable opinion, dated as of the Closing Time, of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Initial Purchasers, with respect to the matters as are customarily covered in such opinions.

        (c) Officers' Certificate. At the Closing Time, there shall not have been, since the date hereof or since the respective dates as of which information is given in the Offering Memorandum, any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its Subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, and the Initial Purchasers shall have received a certificate of the President or a Vice President of the Company and of the chief financial or chief accounting officer of the Company, dated as of the Closing Time, to the effect that (i) there has been no such material adverse change, (ii) the representations and warranties in Section l(a) hereof are true and correct with the same force and effect as though expressly made at and as of the Closing Time, except for any representations and warranties which are made as of a specific date, which were true and correct as of such date, and (iii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Time.

        (d) Accountant's Comfort Letter. Prior to the Closing Time,  the
Initial Purchasers shall have received from Ernst & Young LLP a letter dated the date hereof, in form and substance satisfactory to Merrill Lynch, containing statements and information of the type ordinarily included in accountants' "comfort letters" to Initial Purchasers with respect to the financial statements and certain financial information contained in the Offering Memorandum.

        (e) Bring-down Comfort Letter. At the Closing Time, the Initial Purchas-ers shall have received from Ernst & Young LLP a letter, dated as of the Closing Time, to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (d) of this Section, except that the specified date referred to shall be a date not more than three business days prior to the Closing Time.

        (f) Maintenance of Rating. At the Closing Time, the Securities shall be rated at least "B3" by Moody's, "B-" by S & P and "B+" by Duff & Phelps, and the Company shall have delivered to the Initial Purchasers a letter dated the Closing Time, from each such rating agency, or other evidence satisfactory to Merrill Lynch, confirming that the Securities have such ratings; and since the date of this Agreement, there shall not have occurred a downgrading in the rating assigned to the securities or any of the Company's other debt securities by any nationally recognized securities rating agency, and no such securities rating agency shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of the Securities or any of the Company's other debt securities.

        (g) PORTAL and DTC. At the Closing Time, the Securities shall have been designated for trading on PORTAL and accepted for settlement through the facilities of DTC.

        (h) Registration Rights Agreement and Indenture. The Company shall have duly authorized, executed and delivered the Registration Rights Agreement and the Indenture, in each case in form and substance reasonably satisfactory to Merrill Lynch and counsel to the Initial Purchasers.

        (i) Additional Documents. At the Closing Time, counsel for the Initial Purchasers shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company in connection with the issuance and sale of the Securities as herein contemplated shall be reasonably satisfactory in form and substance to Merrill Lynch and counsel for the Initial Purchasers.

        (j) Termination of Agreement. If any condition specified in this Section 5 shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by Merrill Lynch by notice to the Company at any time at or prior to the Closing Time, and such termination shall be without liability of any party to any other party except as provided in Section 4 and except that Sections 7 and 8 shall survive any such termination and remain in full force and effect.

        (k) Amendment to Bank Credit Facility. The Bank Credit Facility shall have been amended to permit the transactions contemplated by this Agreement, the Securities, the Indenture and the Registration Rights Agreement, which amendment shall be reasonably satisfactory in form and substance to Merrill Lynch and counsel for the Initial Purchasers.

        SECTION 6.  SUBSEQUENT OFFERS AND RESALES OF THE SECURITIES.

        (a) Offer and Sale Procedures. Each of the Initial Purchasers and the Company hereby establish and agree to observe the following procedures in connection with the offer and sale of the Securities:

               (i) Offers and Sales Only to Qualified Institutional Buyers. Offers and sales of the Securities will be made only by the Initial Purchasers or Affiliates thereof qualified to do so in the jurisdictions in which such offers or sales are made. Each such offer or sale shall only be made to persons whom the offeror or seller reasonably believes to be Qualified Institutional Buyers at a price per Security of not less than 98.001% of the principal amount thereof, plus accrued interest from October 15, 1998.

               (ii) No General Solicitation. The Securities will be offered by the Initial Purchasers only by approaching prospective Subsequent Purchasers on an individual basis. No general solicitation or general advertising (within the meaning of Rule 502(c) under the Securities Act) will be used in the United States in connection with the offering of the Securities.

               (iii) Purchases by Non-bank Fiduciaries. In the case of a non-bank Subsequent Purchaser of a Security acting as a fiduciary for one or more third parties, in connection with an offer and sale to such purchaser pursuant to clause (a) above, each third party shall, in the judgment of the applicable Initial Purchaser, be a Qualified Institutional Buyer.

               (iv) Subsequent Purchaser Notification. The Initial Purchasers will take reasonable steps to inform, and cause its Affiliates in the United States to take reasonable steps to inform, persons acquiring Securities from such Initial Purchaser or Affiliate, as the case may be, in the United States that the Securities (A) have not been and will not be registered under the Securities Act, (B) are being sold to them without registration under the Securities Act in reliance on Rule 144A or in accordance with another exemption from registration under the Securities Act, as the case may be, and (C) may not be offered, sold or otherwise transferred except (1) to the Company, (2) pursuant to a registration statement which has been declared effective under the Securities Act, (3) for so long as the Securities are eligible for resale pursuant to Rule 144A, to a person it reasonably believes is a Qualified Institutional Buyer that purchases for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the transfer is being made in reliance on Rule 144A, (4) outside the United States, pursuant to offers and sales to non-U.S. persons in an Offshore Transaction within the meaning of Regulation S, (5) an institutional "accredited investor" within the meaning of subparagraph (a) (1), (2), (3) or (7) of Rule 501 under the Securities Act ("Institutional Accredited Investor") that is acquiring the Securities for its own account or for the account of another Institutional Accredited Investor, for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act, or (6) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of its property or the property of such investor account or accounts be at all times within its or their control and in compliance with any applicable state securities laws.

               (v) Minimum Principal Amount. Except in the case of any sale of the Securities by one Initial Purchaser to another Initial Purchaser, no sale of the Securities to any one Subsequent Purchaser will be for less than $200,000 principal amount and no Security will be issued in a smaller principal amount. If the Subsequent Purchaser is a non-bank fiduciary acting on behalf of others, each person for whom it is acting must purchase at least $200,000 principal amount of the Securities.

               (vi) Restrictions on Transfer. The transfer restrictions and the other provisions set forth in Section 2.2 of the Indenture, including the legend required thereby, shall apply to the Securities except as otherwise agreed by the Company and Merrill Lynch. Following the sale of the Securities by the Initial Purchaser to Subsequent Purchasers pursuant to the terms hereof, the Initial Purchasers shall not be liable or responsible to the Company for any losses, damages or liabilities suffered or incurred by the Company, including any losses, damages or liabilities under the Securities Act, arising from or relating to any resale or transfer of any Security.

               (vii) Delivery of Offering Memorandum. Each Initial Purchaser will deliver to each purchaser of the Securities from such Initial Purchaser, in connection with its original distribution of the Securities, a copy of the Offering Memorandum, as amended and supplemented at the date of such delivery.

        (b) Covenants of the Company. The Company covenants with the Initial Purchaser as follows:

               (i) Due Diligence. In connection with the original distribution of the Securities, the Company agrees that, prior to any offer or resale of the Securities by the Initial Purchasers, the Initial Purchasers and counsel for the Initial Purchasers shall have the right to make reasonable inquiries into the business of the Company and its Subsidiaries. The Company also agrees to provide answers to each prospective Subsequent Purchaser of Securities who so requests concerning the Company and its Subsidiaries and the terms and conditions of the offering of the Securities, as provided in the Offering Memorandum.

               (ii) Integration. The Company agrees that it will not and will cause its Affiliates not to make any offer or sale of securities of the Company of any class if, as a result of the of "integration" referred to in Rule 502 under the Securities Act, such offer or sale would render invalid (for the purpose of (i) the sale of the Securities by the Company to the Initial Purchasers, (ii) the resale of the Securities by the Initial Purchasers to Subsequent Purchasers or (iii) the resale of the Securities by such Subsequent Purchasers to others) the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof or by Rule 144A or by Regulation S thereunder or otherwise.

               (iii) Rule 144A Information. The Company agrees that, in order to render the Securities eligible for resale pursuant to Rule 144A under the Securities Act, while any of the Securities remain outstanding, it will make available, upon request, to any holder of Securities or prospective purchasers of Securities the information specified in Rule 144A(d)(4), unless the Company furnishes information to the SEC pursuant to Section 13 or 15(d) of the Exchange Act (such information, whether made available to holders or prospective purchasers or furnished to the SEC, is herein referred to as "Additional Information").

               (iv) Restriction on Repurchases. Until the expiration of two years after the original issuance of the Securities, the Company will not, and will cause its Affiliates not to, purchase or agree to purchase or otherwise acquire any Securities which are "restricted securities" (as such term is defined under Rule 144(a)(3) under the Securities Act), whether as beneficial owner or otherwise (except as agent acting as a Securities broker on behalf of and for the account of customers in the ordinary course of business in unsolicited broker's transactions) unless, immediately upon any such purchase, the Company or any Affiliate shall submit such Securities to the Trustee for cancellation.

        SECTION 7.  INDEMNIFICATION.

        (a) Indemnification of Initial Purchaser. The Company agrees to indemnify and hold harmless each Initial Purchaser and each person, if any, who controls any Initial Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act as follows:

               (i) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in any Preliminary Offering Memorandum or the Final Offering Memorandum (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

               (ii) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 7(d) below) any such settlement is effected with the written consent of the Company; and

               (iii) against any and all expense whatsoever, as incurred (including the reasonable fees and disbursements of counsel chosen by Merrill Lynch), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above; provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by any Initial Purchaser through Merrill Lynch expressly for use in any Preliminary Offering Memorandum or the Offering Memorandum (or any amendment or supplement thereto) shall not inure to the benefit of any Initial Purchaser (or to the benefit of any person controlling such Initial Purchaser) from whom the person asserting any such losses, liabilities, claims, damages or expenses purchased Securities if such untrue statement or omission or alleged untrue statement or omission made in any Preliminary Offering Memorandum or the Offering Memorandum (or any amendment or supplement thereto) is identified in writing at such time to such Initial Purchaser and is eliminated or remedied in the Offering Memorandum as most recently amended or supplemented (copies of such amendments and supplements having been delivered to such Initial Purchaser in sufficient quantity at least three business days prior to the written confirmation of the sale of such Securities to such person) and it shall be established that a copy of the Offering Memorandum as most recently amended or supplemented had not been furnished to such person at or prior to the written confirmation of the sale of such Securities to such person.

        (b) Indemnification of Company, Directors and Officers. The Initial Purchasers severally agree to indemnify and hold harmless the Company, its direc tors, each of its officers and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Offering Memorandum in reliance upon and in conformity with written information furnished to the Company by the Initial Purchasers through Merrill Lynch expressly for use in the Offering Memorandum.

        (c) Actions Against Parties; Notification. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In the case of parties indemnified pursuant to Section 7(a) above, counsel to the indemnified parties shall be selected by Merrill Lynch, and, in the case of parties indemnified pursuant to Section 7(b) above, counsel to the indemnified parties shall be selected by the Company. An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 7 or Section 8 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

        (d) Settlement Without Consent if Failure to Reimburse. If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 7(a)(ii) effected without its written consent if
(i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

        SECTION 8. CONTRIBUTION. If the indemnification provided for in Section 7 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Initial Purchasers on the other hand from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of the Initial Purchasers on the other hand in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Initial Purchasers on the other hand in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total proceeds from the offering of the Securities pursuant to this Agreement (before deducting expenses) received by the Company and the total underwriting discount received by the Initial Purchasers, bear to the aggregate initial offering price to investors of the Securities as set forth on the cover page of the Offering Memorandum. The relative fault of the Company on the one hand and the Initial Purchasers on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact necessary to make the statements made in the Offering Memorandum not misleading or omission or alleged omission to state a material fact relates to information supplied by the Company or by the Initial Purchasers and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Initial Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 8 were determined by pro rata allocation or by any other method of allocation (even if the Initial Purchasers were treated as one entity for such purpose) which does not take account of the equitable considerations referred to above in this Section 8. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 8 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission. Notwithstanding the provisions of this Section 8, no Initial Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 8, each person, if any, who controls an Initial Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act shall have the same rights to contribution as such Initial Purchaser, and each director of the Company, each officer of the Company and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act shall have the same rights to contribution as the Company. The Initial Purchasers' respective obligations to contribute pursuant to this Section 8 are several in proportion to the principal amount of Securities set forth opposite their respective names in Schedule A hereto and not joint.

        SECTION 9. REPRESENTATIONS, WARRANTIES AND AGREEMENTS TO SURVIVE DELIVERY. All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Company submitted pursuant hereto, shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any Initial Purchaser or controlling person, or by or on behalf of the Company, and shall survive delivery of the Securities to the Initial Purchasers.

        SECTION 10.  TERMINATION OF AGREEMENT.

        (a) Termination; General. Merrill Lynch may terminate this Agreement, by notice to the Company, at any time at or prior to the Closing Time (i) if there has been, since the time of execution of this Agreement or since the respective dates as of which information is given in the Offering Memorandum, any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its Subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, or (ii) if there has occurred any material adverse change in the financial markets in the United States, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of Merrill Lynch, impracticable to market the Securities or to enforce contracts for the sale of the Securities, or (iii) if trading in any securities of the Company has been suspended or limited by the SEC or if trading generally on the American Stock Exchange or The New York Stock Exchange, Inc. or in the NASDAQ National Market System has been suspended or limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the SEC, NASD or any other governmental authority, or (iv) if a banking moratorium has been declared by either United States Federal or New York authorities.

        (b) Liabilities. If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof, and provided further that Sections 1, 7 and 8 shall survive such termination and remain in fall force and effect.

        SECTION 11. DEFAULT BY ONE OF THE INITIAL PURCHASERS. If one of the Initial Purchasers shall fail at the Closing Time to purchase the Securities which it is obligated to purchase under this Agreement (the "Defaulted Securities"), the non-defaulting Initial Purchaser shall have the right, but not the obligation, within 24 hours thereafter, to make arrangements for such non-defaulting Initial Purchaser, or any other Initial Purchasers, to purchase all, but not less than all, of the Defaulted Securities in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the non-defaulting Initial Purchaser shall not have completed such arrangements within such 24-hour period, then:

        (a) if the number of Defaulted Securities does not exceed 10% of the number of Securities to be purchased on such date, the non-defaulting Initial Purchaser shall be obligated to purchase the full amount thereof, or

        (b) if the number of Defaulted Securities exceeds 10% of the number of Securities to be purchased on such date, this Agreement shall terminate without liability on the part of any non-defaulting Initial Purchaser. No action pursuant to this Section shall relieve any defaulting Initial Purchaser from liability in respect of its default. In the event of any such default which does not result in a termination of this Agreement, either the non-defaulting Initial Purchaser or the Company shall have the right to postpone the Closing Time for a period not exceeding seven days in order to effect any required changes in the Offering Memorandum or in any other documents or arrangement. As used herein, the term Initial Purchaser includes any person substituted for an Initial Purchaser under this Section 11.

        SECTION 12. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Initial Purchasers shall be directed to Merrill Lynch at North Tower, World Financial Center, New York, New York 10281-1201, facsimile no.: (212) 449-8635, Attention of Lex Maultsby, with a copy to Skadden, Arps, Slate, Meagher & Flom LLP, 300 South Grand Avenue, Suite 3400, Los Angeles, California 90071, facsimile no.:
(213) 687-5600, Attention of Michael A. Woronoff; notices to the Company shall be directed to it at 8700 West Bryn Mawr Avenue, Chicago, Illinois 60631, facsimile no.: (773) 399-0661, Attention of Lee S. Hillman, with a copy to Benesch, Friedlander, Coplan & Aronoff LLP, 2300 BP America Building, 200 Public Square, Cleveland, Ohio 44114, facsimile no.: (216) 363-4588, Attention of Irv Berliner.

        SECTION 13. PARTIES. This Agreement shall each inure to the benefit of and be binding upon the Initial Purchasers and the Company and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Initial Purchasers and the Company and their respective successors and the controlling persons and officers and directors referred to in Sections 7 and 8 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Initial Purchasers and the Company and their respective successors, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of the Securities from any Initial Purchaser shall be deemed to be a successor by reason merely of such purchase.

        SECTION 14. GOVERNING LAW AND TIME. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EXCEPT AS OTHERWISE SET FORTH HEREIN, SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

        SECTION 15. EFFECT OF HEADINGS. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

        SECTION 16. COUNTERPARTS. This Agreement may be executed in one or more counterparts and when a counterpart has been executed by each party, all such counterparts taken together shall constitute one and the same agreement.

        If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement between the Initial Purchasers and the Company in accordance with its terms.

                                       Very truly yours,

                                       BALLY TOTAL FITNESS HOLDING
                                       CORPORATION



                                       By:  /s/ John W. Dwyer
                                            -------------------------------
                                            Name:  John W. Dwyer
                                            Title: Executive Vice President


CONFIRMED AND ACCEPTED,
as of the date first above written:

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED



By: /s/ Naomi Sachs
    -------------------------------
    Name:  Naomi Sachs
    Title:  Vice President



JEFFERIES & COMPANY, INC.



By: /s/ Andrew Whittaker
    -------------------------------
    Name:  Andrew Whittaker
    Title: Executive Vice President

                                   SCHEDULE A

                                            Principal Amount
Initial Purchaser                           to be Purchased
-----------------                           ----------------

Merrill Lynch & Co.
   Merrill Lynch, Pierce, Fenner & Smith
        Incorporated                           $74,999,000

Jefferies & Company, Inc.                            1,000
                                               -----------

                                               $75,000,000
                                               ===========

                                   SCHEDULE B
                              List of Subsidiaries

A.      List of Significant Subsidiaries:

        Bally Total Fitness Corporation
        Bally's Fitness and Racquet Clubs, Inc.
        Bally's Pacwest, Inc.
        Holiday Health Clubs and Fitness Centers, Inc.
        Holiday Spa Health Clubs of California
        Holiday Universal, Inc.
        Houston Health Clubs, Inc.
        Jack LaLanne Fitness Centers, Inc.
        Scandinavian Health Spa, Inc.
        Scandinavian U.S. Swim & Fitness, Inc.
        So. Cal Nautilus Fitness Centers, Inc.
        Bally Total Fitness International, Inc.
        Bally Total Fitness of Missouri, Inc.
        Bally Total Fitness of Greater Michigan, Inc.

B.      List of all Subsidiaries other than those listed in A above:

        Bally Fitness Franchising, Inc.
        Bally Franchise RSC, Inc.
        Bally Franchising Holdings, Inc.
        Bally's S.C. Management, Inc.
        BFIT Rehab of Boca Raton,  Inc.
        BFIT Rehab of Coral Gables, Inc.
        BFIT Rehab of Kendall, Inc.
        BFIT Rehab of Sunrise, Inc.
        BFIT Rehab of West Palm Beach, Inc.
        BFIT Rehabilitation Services, Inc.
        C.Z.W. Health Limited
        H&T Receivable Funding Corporation
        Health & Tennis Corporation of New York, Inc.
        Holiday Health Clubs of the East Coast, Inc.
        Holiday Health Clubs of the Southeast, Inc.
        Holiday/Southeast Holding Corp.
        Jack LaLanne Holding Corp.

        Lincoln Indemnity Company
        Manhattan Sports Clubs, Inc.
        Scandinavian Development Company
        Tidelands Holiday Health Clubs, Inc.
        U.S. Health, Inc.
        Vertical Fitness and Racquet Club, Ltd.
        Bally Total Fitness of Cleveland, Inc.
        Bally Total Fitness of Toledo, Inc.
        Bally Total Fitness Clinics, Inc.
        BTF of Washington, Inc.
        BFIT Acquisition Corporation
        BTFCC, Inc.
        BFIT Sports Medicine of Boca Raton, Inc.
        BFIT Sports Medicine of Kendall, Inc.
        BFIT Sports Medicine of Sunrise, Inc.
        BFIT Sports Medicine of West Palm Beach, Inc.
        BFIT Sports Medicine of Coral Springs, Inc.
        BFIT Sports Medicine of Clearwater, Inc.
        BFIT Sports Medicine of Coral Gables, Inc.
        BFIT Sports Medicine, Inc.

C.      List of Subsidiaries Not Wholly-owned:

        Bally Matrix Fitness Centre Ltd.
        Connecticut Coast Fitness Centers, Inc.
        Connecticut Valley Fitness Centers, Inc.
        Greater Philly No. 1 Holding Company
        Greater Philly No. 2 Holding Company
        Health and Tennis (UK) Limited
        Holiday Health & Fitness Centers of New York, Inc.
        New Fitness Holding Co., Inc.
        Nycon Holding Co.
        Physical Fitness Centers of Philadelphia
        Providence Fitness Centers, Inc.
        Rhode Island Holding Company
        New Health & Fitness Centers of New York, Inc.

D.      Encumbrances

        1. Except as set forth below, the capital stock of each subsidiary of the Company is pledged to the Company's principal lenders pursuant to various Pledge Agreements delivered in connection with the Bank Credit Facility.

               BALLY MATRIX FITNESS CENTER, LTD, AND CZW HEALTH LIMITED. Only 65% of the shares of capital stock of each of these Canadian subsidiaries are pledged to the Company's lenders under the Bank Credit Facility.

        2. The transfer of encumbrance or the capital stock of Nycon Holding Co., New Fitness Holding Co., Inc., Connecticut Coast Fitness Centers, Inc., Connecticut Valley Fitness Centers, Inc., Holiday Health & Fitness Centers of New York, Inc., Rhode Island Holding Company, Greater Philly No. 1 Holding Company, Bally Matrix Fitness Centre Ltd., Providence Fitness Centers, Inc., Greater Philly No. 2 Holding Company and Physical Fitness Centers of Philadelphia, Inc. is restricted pursuant to the terms of certain Shareholders' Agreements dated December 3, 1982 and April 29, 1987, each as amended.

                                   Schedule C

                     BALLY TOTAL FITNESS HOLDING CORPORATION
                    SUMMARY OF OWNED LOCATIONS WITH MORTGAGES
                            AS OF SEPTEMBER 30, 1997


                                                Year                                       Mortgage    Interest
         Club Address              Square      Opened/        Company Name/Mortgagor       Balance     Rate
                                    Feet       Acquired

Hilltop 745-02                     80,000      1987           Nations Bank                2,112,427       9.00%
Bally Health & Racquet of Kansas
6600 East 87th Street
Kansas City, MO 64138
Glendale Heights 712-17

Glendale Heights 712-17            35,000      1989           Union Bank & Trust            220,731       9.25%
Chicago Health Clubs II
265 Army Trail Road
Bloomingdale, IL 60139
(includes parking)
Beachwood 819-20

Beachwood 819-20                   41,520      1986           Ohio Savings Bank           1,508,736      10.25%
Scandinavian Health Spa
3600 Park East
Beachwood, OH 44122
Maple Heights 819-25

Maple Heights 819-25               18,762      1987           Ohio Savings Bank           2,563,909      10.25%
Scandinavian Health Spa (Note 1)                                                           (Note 1)
5510 Warrensville Center Road
Maple Heights OH 44142
Willoughby 819-26

Willoughby 819-26                  18,762      1987           Ohio Savings Bank            (Note 1)      10.25%
Scandinavian Health Spa
5880 Som Center Road
Willoughby, OH 44094
Brook Park 819-27

Brookpark 819-27                   18,672      1987           Ohio Savings Bank            (Note 1)      10.25%
Scandinavian Health Spa
14571 Snow Road
Brook Park, OH 44142
Penn Hills, PA 15235
St. Louis Park 838-40

St. Louis Park 838-40              39,156      1986           Nat'l City Bank               163,819       9.00%
U.S. Swim & Fitness                                                                         289,000       9.00%
4900 Excelsior Blvd.
St. Louis Park, MN  55416

Notes:
(1) The mortgage balance for Maple Heights represents the total mortgage on three clubs: Maple Heights, Willoughby and Brookpark

                                                                       Exhibit A

                      FORM OF OPINION OF COMPANY'S COUNSEL
                           TO BE DELIVERED PURSUANT TO
                                  SECTION 5(b)


                      (i) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.

                      (ii) The Company has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Offering Memorandum and to enter into and perform its obligations under the Purchase Agreement, the Indenture, the Registration Rights Agreement, the DTC Agreement and the Securities.

                      (iii) To our knowledge, the Company is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect.

                       (iv) The authorized, issued and outstanding capital stock of the Company is as set forth in the Offering Memorandum in the column entitled "Actual" under the caption "Capitalization" (except for subsequent issuances pursuant to reservations, agreements, employee benefit plans of the Company or the exercise of outstanding warrants, stock options or convertible securities).

                       (v) Each Significant Subsidiary has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Offering Memorandum and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect; all of the issued and outstanding capital stock of each Significant Subsidiary has been duly authorized and validly issued, is fully paid and non-assessable and, except at disclosed on Schedule B to the Purchase Agreement, to our knowledge, is owned by the Company, directly or through one of its Subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity. Except as set forth on Schedule B of the Purchase Agreement, there are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, or agreements or understandings with respect to the sale or issuance of other equity interest in any Significant Subsidiary.

                       (vi) Each of the Purchase Agreement and the Registration Rights Agreement has been duly authorized, executed and delivered by the Company and (assuming the due authorization, execution and delivery thereof by the Initial Purchasers) constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws relating to or affecting enforcement of creditors' rights generally, or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

                      (vii) The DTC Agreement has been duly authorized, executed and delivered by the Company and (assuming the due authorization, execution and delivery thereof by any party thereto other than the Company) constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws relating to or affecting enforcement of creditors' rights generally, or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

                      (viii) The Indenture has been duly authorized, executed and delivered by the Company and (assuming the due authorization, execution and delivery thereof by the Trustee) constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws relating to or affecting enforcement of creditors' rights generally, or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

                      (ix) The Securities are in the form contemplated by the Indenture, have been duly authorized by the Company and, when executed by the Company and authenticated by the Trustee in the manner provided in the Indenture (assuming the due authorization, execution and delivery of the Indenture by the Trustee) and delivered against payment of the purchase price therefor will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium (including, without limitation, all laws relating to fraudulent transfers), or other similar laws relating to or affecting enforcement of creditor's rights generally, or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and will be entitled to the benefits of the Indenture.

                      (x) The Securities, the Indenture and the Registration Rights Agreement conform in all material respects to the descriptions thereof contained in the Offering Memorandum.

                      (xi) To our knowledge and other than as described in the Offering Memorandum, there is not pending or threatened any action, suit, proceeding, inquiry or investigation, to which the Company or any of its Subsidiaries is a party, or to which, to our knowledge, the property of the Company or any of its Subsidiaries is subject, before or brought by any court or governmental agency or body, which might reasonably be expected to result in a Material Adverse Effect, or which might reasonably be expected to materially and adversely affect the properties or assets thereof or the consummation of the transactions contemplated in the Purchase Agreement or the performance by the Company of its obligations thereunder or under the Securities or the transactions contemplated by the Offering Memorandum;

                      (xii) The information in the Offering Memorandum under "Description of the Notes," "Description of Certain Other Indebtedness, Bank Credit Facility" and "Exchange Offer; Registration Rights," to the extent that it constitutes matters of law, summaries of legal matters or legal conclusions, has been reviewed by us and is correct in all material respects.

                      (xiii) All descriptions in the Offering Memorandum of contracts and other documents to which the Company or any of its Subsidiaries is a party are accurate in all material respects; to our knowledge, there are no franchises, contracts, indentures, mortgages, loan agreements, notes, leases or other instruments to which the Company or any of its Subsidiaries is a party that would be required to be described in the Offering Memorandum that are not described in the Offering Memorandum, and the descriptions thereof or references thereto are correct in all material respects.

                      (xiv) To our knowledge, neither the Company nor any of its Subsidiaries is in violation of its charter or bylaws and, to our knowledge, no default by the Company or any of its Subsidiaries exists in the due performance or observance of any material obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, note, lease or other agreement or instrument that is described in the Offering Memorandum.

                      (xv) No authorization, approval, consent or order of any court or governmental authority or agency, other than such as may be required under the applicable securities laws of the various jurisdictions in which the Securities will be offered or sold (as to which we express no opinion) is required on the part of the Company in connection with the due authorization, execution and delivery of the Purchase Agreement by the Company or the due execution, delivery of the Indenture by the Company or for the offering, issuance, sale or delivery of the Securities to the Initial Purchasers or the resale by the Initial Purchasers in accordance with the Purchase Agreement.

                      (xvi) Assuming the accuracy of the representations and warranties of the Initial Purchasers set forth in the Purchase Agreement, it is not necessary in connection with the offer, sale and delivery of the Securities to the Initial Purchasers in the manner contemplated by the Purchase Agreement and the Offering Memorandum to register the Securities under the Securities Act or to qualify the Indenture under the 1939 Act.

                      (xvii) The execution, delivery and performance of the Purchase Agreement, the Registration Rights Agreement, the DTC Agreement, the Indenture and the Securities by the Company and the consummation of the transactions contemplated in the Purchase Agreement and in the Offering Memorandum (including the use of the proceeds from the sale of the Securities as described in the Offering Memorandum under the caption "Use of Proceeds") and compliance by the Company with its obligations under the Purchase Agreement, the Registration Rights Agreement, the DTC Agreement, the Indenture and the Securities will not, whether with or without the giving of notice or lapse of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined in Section 1(a)(xiv) of the Purchase Agreement) under or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its Subsidiaries pursuant to any material contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or any other material agreement or instrument, known to us, to which the Company or any of its Subsidiaries is a party or by which it or any of them may be bound, or to which, to our knowledge, any of the property or assets of the Company or any of its Subsidiaries is subject (except for such conflicts, breaches or defaults or liens, charges or encumbrances that would not have a Material Adverse Effect), nor will such action result in any violation of the provisions of the charter or by-laws of the Company or any Significant Subsidiary, or any applicable law, statute, rule, regulation, judgment, order, writ or decree, known to us, of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or any Significant Subsidiary or any of their respective properties, assets or operations.

                      (xviii) The Company is not an "investment company" or an
               entity "controlled" by an investment company as such terms are defined in the 1940 Act.

               In addition, we have participated in conferences with officers and other representatives of the Company and representatives of the independent public accountants of the Company and representatives of the Initial Purchasers at which the contents of the Offering Memorandum were discussed and we have reviewed certain other documents. Although we are not passing upon and do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Offering Memorandum (except as set forth in paragraph (xii) above), and we make no representation that we have independently verified the accuracy, completeness or fairness of such statements, on the basis of the foregoing, we confirm to you that no information has come to our attention that would cause us to believe that the Offering Memorandum, at the time such Offering Memorandum was issued or as of the date hereof, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, we assume no responsibility for, and have not independently verified, the accuracy, completeness or fairness of the financial and statistical data included in or excluded from the Offering Memorandum. Although certain portions of the Offering Memorandum (including financial statements) have been included therein on the authority of "experts" within the meaning of the Securities Act, we are not such experts with respect to any portion of the Offering Memorandum, including, without limitation, such financial statements or schedules or the other financial or statistical data included therein.